Exhibit 99.1

Systemax Declares $1.00 Per Share Special Dividend

PORT WASHINGTON, NY, June 14, 2018 - Systemax Inc. (NYSE:SYX) announced today that its Board of Directors has declared a special one-time cash dividend of $1.00 per share to shareholders of the company's common stock. The dividend will be payable on July 2, 2018 to shareholders of record as of the close of business on June 25, 2018.

Richard Leeds, Executive Chairman, said, “With a solid balance sheet and the strong performance of our businesses we are pleased to announce our second special dividend in the past six months. We remain committed to returning capital to shareholders through our quarterly dividend and maintain significant flexibility to continue to invest in our growth opportunities and explore strategic M&A.”

About Systemax Inc.
Systemax Inc. (www.systemax.com), through its operating subsidiaries, is a provider of industrial products in North America and technology products in France, going to market through a system of branded e-Commerce websites and relationship marketers. The primary brands are Global Industrial and Inmac Wstore.

Investor/Media Contacts:
Mike Smargiassi
The Plunkett Group
212-739-6729
mike@theplunkettgroup.com